EXHIBIT 99.3

                                  NEWS RELEASE

                    Investor Relations Contact: Susan Spratlen   (972) 444-9001


                    Pioneer Extends Olowi Field in Gabon and
                  Provides Update on Other Exploration Activity

Dallas, Texas, April 9, 2002 -- Pioneer Natural Resources Company ("Pioneer") (NYSE:PXD) (TSE:PXD) today announced that the Awena Marin-1, the first of three wells to be drilled this year in the shallow water offshore Gabon, successfully extended the oil accumulation previously established by the Olowi Marin-1 discovery well drilled in 2001. The Awena Marin-1 discovery was drilled approximately 13 kilometers (eight miles) southeast of the Olowi Marin-1 discovery to a total depth of approximately 3,600 feet and found nine feet of net oil pay in its primary target, the Lower Gamba sand, and 41 feet of higher quality reservoir sand in the Upper Gamba.

As expected, the reservoir thickness and quality of the Lower Gamba sands were less than in the previous discovery, and, while the gravity was similar to the Olowi Marin-1 (34 degree API), the well flowed oil at non-commercial rates from this zone. However, in the Upper Gamba, the quality of the reservoir sand significantly improved, but the sands were penetrated in the gas cap of the field, producing approximately 12 million cubic feet of gas per day during a two hour test.

Most significantly, the Lower Gamba oil rim was found at the same depth as in the discovery well 13 kilometers away as predicted by Pioneer's 3-D seismic model and could be an indicator that the oil rim is in communication between the two discoveries. Pioneer plans to use the well data to further refine its seismic model to target the location of the oil column within the Upper Gamba sand and is also evaluating the potential to commercialize the significant gas reservoir.

The Awena Marin-1 well was the first of at least three wells Pioneer plans to drill this year to evaluate the size of the oil and gas field on its Olowi block offshore Gabon. In May, Pioneer plans to drill two wells approximately five kilometers north and south of the first discovery, Olowi Marin-1, to further appraise the extent of the oil rim in that area. The Olowi Marin-1 well was drilled in 2001 to its targeted depth of 3,720 feet and found an oil column at least 75 feet thick in excellent quality reservoir sands (average porosity of 20% or higher) and tested at a flow rate of approximately 2,100 barrels of oil per day.

The Olowi block is on trend with two very similar sub-salt fields onshore Gabon, Rabi Kounga, a 700 million barrel oil field discovered by Shell in 1985 that is about 100 kilometers north, and Gamba, a 300 million barrel oil field discovered by Shell in 1963 that is 15 kilometers north. The Olowi feature has the largest areal extent of the three, estimated by Pioneer to cover 27 kilometers north to south. Rabi Kounga and Gamba cover approximately 14 and 12 kilometers, respectively. While the Olowi feature is on trend with these fields, it is just offshore, and Pioneer was the first company to acquire 3-D seismic over the block. Pioneer operates the block with a 100% working interest.

"We are very encouraged by the results of the Awena Marin-1 well. By establishing the existence of oil this far to the southeast of our 2001 discovery and with the improvement in the quality of the Upper Gamba sands, we gained confidence that the Olowi block holds oil reserves within our original range of 100 to 300 million barrels and now believe we could have additional upside. We are in an excellent neighborhood with giant fields just onshore to the north. We look forward to getting the results of the two additional wells we plan to drill in May nearer our original discovery well, and hope to establish sufficient reserves in this area of the field to move forward with development as we continue to explore more remote sections of the feature," stated Scott D. Sheffield, Chairman, President and CEO.

Pioneer also provided an update on its exploration activity to date and its plans for the remainder of 2002. Development continues on Pioneer's "Big 4" discoveries which are the drivers behind the Company's expected production growth of 55% to 60% from today's rates to mid-2003. Canyon Express is progressing toward first production late this summer, and Sable, Devils Tower and Falcon are on track for early 2003 startup.




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Pioneer is  currently participating  in a deepwater  Gulf of  Mexico  well being drilled to appraise the Ozona Deep discovery drilled in 2001. Later this year, the Company plans to test prospects near both its Falcon and Devils Tower discoveries to take advantage of the new infrastructure currently under development in those areas. On the Gulf of Mexico shelf, Pioneer plans to test the Gallop prospect, a deep gas prospect on trend with the Stirrup field discovered in 2001 that began producing gas on April 2, 2002. One or two additional deep gas tests on the Gulf of Mexico shelf could be drilled later in the year.

Pioneer plans to continue to explore its extensive acreage position offshore South Africa by drilling at least two wells to test oil and gas prospects refined with information from new 3-D seismic data surveys, and the Company plans to drill one to two Silurian and TAGI sand prospects in Tunisia in North Africa.

Pioneer also issued press releases today providing an update on its first quarter 2002 outlook, recent Argentine developments and hedging activities and announcing acquisitions totaling $193 million in the West Panhandle gas field in the Texas Panhandle and the Falcon field in the deepwater Gulf of Mexico, and announcing a public offering of 10 million shares of its common stock.

Pioneer is a large independent oil and gas exploration and production company with operations in the United States, Canada, Argentina, South Africa, Gabon and Tunisia. Pioneer's headquarters are in Dallas. For more information, visit Pioneer's website at www.pioneernrc.com.

Except for historical information contained herein, the statements in this News Release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of Pioneer Natural Resources Company are subject to a number of risks and uncertainties that may cause Pioneer's actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, product supply and demand, competition, government regulation or action, foreign currency valuation changes, foreign government tax and regulation changes, litigation, the costs and results of drilling and operations, Pioneer's ability to replace reserves, implement its business plans, or complete its development projects as scheduled, access to and cost of capital, uncertainties about estimates of reserves, quality of technical data, and environmental risks. These and other risks are described in Pioneer's 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.



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